Exhibit 5

February 11, 2015

Rockwell Automation, Inc.

1201 South Second Street

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Rockwell Automation, Inc., a Delaware corporation (the “Company”), of the Company’s debt securities (the “Debt Securities”) to be offered and sold by the Company from time to time in accordance with Rule 415 under the Act, we advise as follows:

As counsel for the Company, we are familiar with the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, and we have reviewed (i) the Registration Statement on Form S-3 to be filed by the Company under the Act with respect to the Debt Securities (the “Registration Statement”), (ii) the Indenture dated as of December 1, 1996 entered into between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to Mellon Bank, N.A.), as trustee (the “Trustee”), to be incorporated by reference as an exhibit to the Registration Statement and under which the Debt Securities may be issued (the “Indenture”) and (iii) the corporate proceedings taken by the Company in connection with the authorization of the Debt Securities. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, and subject to (i) (A) the terms of the Debt Securities, the Indenture and any underwriting or other agreements and/or other indentures as, in each case, may be applicable to the Debt Securities (collectively, the “Documents”), (B) the Company’s compliance therewith and (C) the issuance and delivery of the Debt Securities being in compliance with the Restated Certificate of Incorporation and By-Laws of the Company, each as then in effect, applicable law and public policy as then in effect, instruments and agreements then binding on the Company and restrictions imposed by any court or governmental body having jurisdiction over the Company then in effect, (ii) the Registration Statement being effective under the Act and such effectiveness having not been terminated or rescinded, (iii) an appropriate prospectus supplement with respect to the Debt Securities having been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder, (iv) the Board of Directors of the Company (or an authorized committee thereof) having duly established the terms of the Debt Securities and having duly authorized the issuance and sale of the Debt Securities and such authorization not having been modified or rescinded, (v) each of the Documents being governed by the laws of the State of New York, (vi) each of the Documents being duly authorized, executed and delivered by the parties thereto and (vii) each of the Documents constituting valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, we are of the opinion that with

Rockwell Automation, Inc.	-2-	February 11, 2015

respect to any particular series of Debt Securities, when (a) the Indenture or such other indenture as may be applicable has been qualified under the Trust Indenture Act of 1939, as amended, and has been duly authorized, executed and delivered by the Trustee (or such other trustee, as the case may be) and the Company, (b) the specific terms of such series of Debt Securities have been duly established in accordance with the Indenture or such other indenture, as the case may be, and (c) such Debt Securities have been duly authorized, executed, authenticated, issued, sold and delivered against payment therefor in accordance with the Indenture or such other indenture, as the case may be, and the applicable underwriting or other agreement and as described in the Registration Statement, any amendment thereto, the Prospectus constituting a part of the Registration Statement (the “Prospectus”) and any Prospectus Supplement relating thereto, such Debt Securities will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We do not express any opinion herein with respect to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption “Validity of Debt Securities” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Chadbourne & Parke LLP